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                                                          EXHIBIT NO. 99.9(b)


                                 MFS SERIES TRUST I
                   500 Boylston Street o Boston o Massachusetts o 02116
                                   (617) o 954-5000



                                       January 1, 1997



MFS Service Center, Inc.
500 Boylston Street
Boston, MA 02116

Dear Sir/Madam:

This will confirm our understanding that Exhibit B to the Shareholder Servicing Agent Agreement between us, dated August 1, 1985, as amended, is hereby amended, effective immediately, to read in its entirety as set forth on Attachment 1 hereto.

Please indicate your acceptance of the foregoing by signing below.

                                       Sincerely,

                                       MFS SERIES TRUST I



                                       By:    W. THOMAS LONDON
                                              W. Thomas London
                                              Treasurer


Accepted and Agreed:

MFS SERVICE CENTER, INC.



By:     JOSEPH W. DELLO RUSSO
        Joseph W. Dello Russo
        Treasurer
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                                                                ATTACHMENT 1
                                                               January 1, 1997


                            EXHIBIT B TO THE SHAREHOLDER
                          SERVICING AGENT AGREEMENT BETWEEN
                           MFS SERVICE CENTER, INC. ("MFSC")
                          AND MFS SERIES TRUST I (the "Fund")


The fees to be paid by the Fund on behalf of its series with respect to all shares of each series of the Fund to MFSC, for MFSC's services as shareholder servicing agent, shall be 0.13% of the average daily net assets of the Fund.